Exhibit 99.1

Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS
KAMAN

KAMAN ACQUIRES BROOKHOUSE HOLDINGS, LIMITED

BLOOMFIELD, Connecticut (June 12, 2008) – Kaman Corp. (NASDAQ-GS:KAMN) today announced that its subsidiary, Kaman Aerospace Group, Inc. has acquired Brookhouse Holdings, Limited, a leader in the design and manufacture of composite aerostructures, aerospace tooling, and repair and overhaul services based in Darwen, Lancashire, England.  The purchase price was 43 million pounds sterling ($85.1 million based on an exchange rate of 1.98) in cash, and was funded by borrowings through Kaman’s revolving credit agreement.  The Company expects the acquisition to be neutral to its earnings per share in 2008 and slightly accretive in 2009.

Neal J. Keating, chairman, president and chief executive officer of Kaman Corp., said, “This is an excellent acquisition for Kaman that furthers many of our strategic goals for the Aerostructures segment.  Brookhouse has developed a reputation as a leading edge technology composites company, has solid growth prospects, and brings with it strong relationships with prime manufacturers in both the military and commercial markets.  The acquisition accelerates the Aerostructures segment’s overall growth, further diversifies our platform positions in both the military and commercial markets, and significantly enhances our position in the higher-growth markets for composite structures.  Most importantly, Brookhouse brings with it a strong management team and dedicated employees skilled in aerospace design and manufacturing.”

Founded in 1951, Brookhouse generated sales of $54.9 million for the fiscal year ended September 30, 2007, has approximately 450 employees at two sites and operates in three businesses units:

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Composites – The composites business is an aerostructures company that has developed a proprietary out of autoclave resin infusion process for use on two high profile programs with Airbus and Boeing.  Beyond these two platforms, which will help drive additional growth in this business, the composites business has a diversified customer base, with components placed on a number of other platforms including the Airbus A320 family, Airbus A330/340, F-35 (Joint Strike Fighter) and Eurofighter.

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Tooling – The tooling business is a premier designer and manufacturer of composite molding and assembly tooling for the aerospace industry and has a diversified customer base throughout Europe.  Assembly tooling is for aircraft structures; airframe and engine handling; and ground support equipment.

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After-Market Services – The after-market services unit is primarily a supplier to the aerospace industry, in support of British military platforms.  Capabilities include repair, reverse engineering and sheet metal details and assemblies for platforms such as Tornado, Harrier and Hawk.

Sales to the military represent slightly more than half of Brookhouse’s sales, with the remainder representing sales to the commercial market.  Sales for OEM’s represent approximately two thirds of total sales, with aftermarket sales representing the remaining third.

Brookhouse’s senior management team, including Chief Executive Richard Thorley, have agreed to continue their employment with Kaman.  Brookhouse will become part of the Company’s aerostructures segment.

Mr. Keating, added, “This acquisition is a great fit for Kaman and supports our strategy of supplementing our organic growth with targeted, strategic transactions.  It expands our presence onto a number of additional platforms with solid growth prospects.  The tooling business adds a significant capability to our portfolio and a diversified customer base, and the after-market services business will increase our capabilities in the higher margin repair and overhaul business.  Finally, I am pleased that Richard and his team have agreed to become part of the Kaman family for the long-term, and look forward to working with them.”

Brookhouse Chief Executive Richard Thorley said, “We are excited to be joining the Kaman organization.  Kaman is an excellent home for Brookhouse and we look forward to being part of a dynamic forward-looking aerospace company where their scale and added credibility will support us as we execute our growth strategy.  We envisage significant strategic benefits from this combination and our employees and seasoned management team are prepared to capitalize on those benefits.”

Additional information about Brookhouse can be obtained from the company’s website at www.brookhouse.net.

Kaman Corp., headquartered in Bloomfield, Connecticut, conducts business in the aerospace and industrial distribution markets.

Forward Looking Statements
This press release includes forward-looking information related to the company’s aerospace business that involves uncertainties that may cause actual results to differ materially from expectations.  These uncertainties include, but are not limited to, the failure to (i) retain key employees, (ii) receive customer consents to change in control where contractually required, (iii) accurately predict the financial contribution of the acquisition, the costs associated therewith, market acceptance and demand, (iv) retain current contracts, (v) successfully market services and products, and (vi) successfully integrate the acquisition. Other factors that could impact Kaman's operations and results are described under the heading "Item 1A. Risk Factors" in Kaman's most recent annual report on Form 10-K, quarterly report on Form 10-Q and other filings with the Securities and Exchange Commission.  Kaman is under no duty to update any of the forward-looking statements to conform such statements to actual results or events and does not intend to do so.

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Contact:
Eric B. Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com